Exhibit 99.1

FOR IMMEDIATE RELEASE

First National Community Bancorp, Inc.

Announces Approval of Its Proposal to Amend

the Terms of its Subordinated Debentures

Dunmore, Pa., June 30, 2015, First National Community Bancorp, Inc., (OTCQX:FNCB) (the “Company”), announced today that the holders of the Company’s 9.00% fixed-rate subordinated notes due 2019 (the “Notes”) approved the Company’s proposal to amend the original terms of the Notes as follows: 1) reduce the interest rate payable on the Notes from 9.00% to 4.50% effective July 1, 2015; and 2) accelerate a partial repayment of principal amount due under the Notes. The amendments to the Notes were conditional upon approval by the Federal Reserve Bank of Philadelphia, the Company’s regulator and receiving the consent to the proposed amendments from all holders of the entire principal amount of $25,000,000 in Notes outstanding. The Company received approval from its regulator on May 27, 2015 and received consents from each of the holders on June 26, 2015.

Pursuant to the approved proposal, the Company repaid 44% of the original principal amount, or $11,000,000, of the Notes outstanding to the holders on June 30, 2015, with the remaining $14,000,000 in principal to be repaid as follows: 1) 16% of the original principal amount, or $4,000,000, payable on September 1, 2017; 2) 20% of the original principal amount, or $5,000,000, payable on September 1, 2018; and 3) the final 20% of the original principal amount, or $5,000,000, payable on September 1, 2019, the maturity date of the Notes.

Effective July 1, 2015, interest began accruing on the Notes at a rate of 4.50% per annum on the basis of a 360-day year. The Company has been deferring interest on the Notes since September 2010 because of regulatory restrictions, including provisions imposed by a Written Agreement entered into by the Company and the Federal Reserve Bank of Philadelphia dated November 24, 2010. As of June 30, 2015 the accumulated accrued and unpaid interest on the Notes was $11,022,250. It is the intent of the Company to request regulatory approval to resume the regularly scheduled quarterly interest payments on a go-forward basis. There can be no guarantee that such requests will be granted. Additionally, the Company has no present intention to request approval from the Federal Reserve Bank of Philadelphia to pay accrued and unpaid interest associated with the Notes.

“We are pleased to report that the holders of the Company’s subordinated notes approved our proposal,” stated Steven R. Tokach, President and Chief Executive Officer. “We believe accelerating the repayment of principal, combined with reducing the interest rate, on the subordinated notes will significantly enhance our profitability, strengthen our capital position, and create long-term value for our shareholders.”

About First National Community Bancorp, Inc.:

First National Community Bancorp, Inc. is the bank holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988. For more information about FNCB, visit www.fncb.com.

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INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and

Chief Financial Officer

First National Community Bank

(570) 348-6419

james.bone@fncb.com

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in the Company’s markets; the effects of, and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of the Company to compete with other institutions for business; the composition and concentrations of the Company’s lending risk and the adequacy of the Company’s reserves to manage those risks; the valuation of the Company’s investment securities; the ability of the Company to pay dividends or repurchase common shares; the ability of the Company to retain key personnel; the impact of any pending or threatened litigation against the Company; the marketability of shares of the Company and fluctuations in the value of the Company’s share price; the impact of the Company’s ability to comply with its regulatory agreements and orders; the effectiveness of the Company’s system of internal controls; the ability of the Company to attract additional capital investment; the impact of changes in financial services’ laws and regulations (including laws concerning capital adequacy, taxes, banking, securities and insurance); the impact of technological changes and security risks upon the Company’s information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of the Company at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in the Company’s filings with the SEC.

The Company cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the Annual Report and other documents that the Company periodically files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.